Exhibit 10.2

                                                                         Summary
                                                                         -------


Guaranty Contract of Maximum Amount Entered Between BAK HK and Agricultural Bank on May 20th, 2005

Main contents
>>   Contract number: (Shenzhen Longgang) Nongyin Gaobaozi 81905200500000068';
>> As guarantor, BAK HK undertakes to assume joint and several liabilities for the Company's indebtedness towards Agricultural Bank under Comprehensive Agreement 2 from May 20th, 2005 to May 20th, 2006 and maximum amount secured is RMB200 million.
>> Secured items include the loan principal, interest, penalty interest, breach of contract compensation and all the expenses incurred for Agricultural Bank to realize its creditor's right under Comprehensive Agreement 2;
>>   Guaranty period:
     |X| Two years from the expiry date that the Company should fulfill its obligations in accordance with Comprehensive Agreement 2;
     |X| For discounted commercial drafts, the term is two years from the expiry date of the discounted commercial drafts;
     |X| If term of Comprehensive Agreement 2 is extended, guaranty period shall be two years from the expiry date for the Company to fulfill its obligations according to the extended agreement;
     |X| If due to the provisions of relevant PRC law or regulations or any agreement reached under Comprehensive Agreement 2, any loan becomes mature ahead of its term, guaranty period shall be two years starting from the advance mature date.

Terms that have been omitted: indebtedness to be secured and maximum amount; commitment of the guarantor; liability; dispute settlement; miscellaneous; effectiveness; validity; and attention.